Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:
December 14, 2008
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
Kurt Ogden, tel: +1 801 584 5959

Huntsman Terminates Merger Agreement and
Settles with Hexion and Apollo for $1 Billion

Huntsman continues multi-billion dollar Texas lawsuit against Credit Suisse and Deutsche Bank

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) today announced it has terminated its Merger Agreement with Hexion Specialty Chemicals, Inc. (“Hexion”).  In addition, Huntsman announced that it reached an agreement with Hexion, Apollo Management, L.P. (“Apollo”) and certain of its affiliates to settle Huntsman’s claims against Hexion, Apollo and its affiliates arising in connection with Huntsman’s Merger Agreement with Hexion.  Payments to be made to Huntsman under the Settlement Agreement total $1 billion.

In addition to the $325 million break-up fee to be paid as provided in the Merger Agreement and which Hexion expects will be funded by Credit Suisse and Deutsche Bank (the “Banks”) under an existing commitment, certain affiliates of Apollo will make cash payments to Huntsman under the Settlement Agreement totalling $425 million.  Certain affiliates of Apollo also will pay Huntsman an additional $250 million in exchange for 10 year convertible notes issued by Huntsman in that principal amount, which may be repaid at maturity in cash or common stock at Huntsman’s election.

At least $500 million of the payments are to be paid to Huntsman on or before December 31, 2008, and any remaining payments that have not been made by that date must be made on or before March 31, 2009.

The Settlement Agreement also resolves Huntsman’s pending claims against Apollo and its affiliates relating to Huntsman’s prior merger agreement with Basell AF.

In announcing the settlement, Huntsman’s President and CEO Peter R. Huntsman stated, “We are pleased to have reached this agreement with Hexion and Apollo.  Receipt of these proceeds will enhance the strength of Huntsman’s balance sheet and better position our company to prosper during the current turbulence in the global economy.  Additionally, our associates, customers and suppliers can now put the uncertainty concerning the outcome of the merger with Hexion behind them.”

Leon Black, Chairman of Apollo Global Management, LLC, added, “We are happy to be resolving this situation in the best interest of our investors.  It puts to an end the six month disagreement and distraction between our companies.  As the majority stakeholder in Hexion and now an investor in Huntsman, we look forward to both companies traversing this economic cycle and prospering.”

The settlement with Hexion, Apollo and its affiliates does not resolve the claims asserted by Huntsman against the Banks in its ongoing litigation against the Banks in Montgomery County, Texas.  Huntsman’s suit against the Banks includes claims that the banks conspired with Apollo and tortiously interfered with Huntsman’s prior merger agreement with Basell, as well as with the later Merger Agreement with Hexion.  A jury trial on those claims currently is set to begin on May 11, 2009.  As part of the Settlement Agreement, Apollo and its principals have agreed to fully cooperate in connection with Huntsman’s litigation against the Banks.

Jon M. Huntsman, Founder and Executive Chairman of Huntsman Corporation, commented, “This is a significant settlement for our Company and its shareholders, but we must continue to pursue our multi-billion dollar Texas case against Credit Suisse and Deutsche Bank for the harm they have caused.  We remain focused on preparing for our May jury trial against the Banks.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The Company had 2007 revenues of approximately $10 billion.  For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transactions described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

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